Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Keishi High, Investor Relations Officer
817-367-4640
Keishi.High@OmniAmerican.com

OmniAmerican Bancorp, Inc. Reports
Fourth Quarter and Annual 2013 Results,
Including 12 Percent Loan Growth

Fort Worth, Texas — February 28, 2014 - OmniAmerican Bancorp, Inc. (NASDAQ: OABC), the holding company for OmniAmerican Bank, today announced earnings for the fourth quarter and year ended December 31, 2013. The financial information contained herein at and for the quarter and year ended December 31, 2013 is unaudited.

On January 28, 2014, OABC announced that it had declared its initial quarterly cash dividend of $0.05 per share on its outstanding common stock. The dividend is payable on or about March 7, 2014 to all shareholders of record as of the close of business on February 14, 2014.

2013 Highlights

•
OABC generated net income of $6.4 million for the 2013 fiscal year. This represents an increase of $729,000, or 12.8 percent, compared to net income of $5.7 million for the prior year. Diluted earnings per share increased $0.06, or 10.9 percent, to $0.61 in 2013 from $0.55 in 2012.

•
The primary contributors to the increase in net income for 2013 compared to the prior year were a $1.4 million increase in net interest income and a $574,000 increase in noninterest income. These increases in net income were partially offset by decreases attributable to a $540,000 increase in noninterest expense, a $448,000 increase in income tax expense, and a $300,000 increase in the provision for loan losses.

•
Loans, net of the allowance for loan losses and deferred fees and discounts increased $89.6 million, or 12.2 percent, to $824.9 million at December 31, 2013 from $735.3 million at December 31, 2012. This increase includes a $45.6 million increase in consumer loans, a $35.1 million increase in commercial loans, and a $7.2 million increase in residential real estate loans.

•
OABC reported net income of $1.6 million and diluted earnings per share of $0.15 for the fourth quarter of 2013 compared to net income of $1.2 million and diluted earnings per share of $0.11 for the fourth quarter of 2012. The increase in net income was primarily due to a $1.3 million increase in net interest income and a $667,000 decrease in noninterest expense, partially offset by a $940,000 decrease in noninterest income and a $450,000 increase in the provision for loan losses.

•
Total assets for OABC increased $134.0 million, or 10.7 percent, to $1.39 billion at December 31, 2013 from $1.26 billion at December 31, 2012, primarily due to an $89.6 million increase in loans, net of the allowance for loan losses and deferred fees and discounts, a $46.9 million increase in securities classified as available for sale, and an $11.4 million increase in bank-owned life insurance, partially offset by an $8.0 million decrease in cash and cash equivalents.

“OmniAmerican has made significant progress toward our goal of commercial relationship growth,” said Tim Carter, president and CEO of OmniAmerican Bank and OABC. “Our strong increase in commercial loans and deposits is attributed to the expansion of our commercial teams. In addition, we continued to make banking more convenient for our customers by introducing mobile deposit. I am pleased with the bank’s year-over-year consistent growth and our dedication to being a financial partner to the communities we serve.”

Financial Condition as of December 31, 2013 Compared with December 31, 2012

Total assets increased $134.0 million, or 10.7 percent, to $1.39 billion at December 31, 2013 from $1.26 billion at December 31, 2012, primarily due to an $89.6 million increase in loans, net of the allowance for loan losses and deferred fees and discounts, a $46.9 million increase in securities available for sale, and an $11.4 million increase in bank-owned life insurance, partially offset by an $8.0 million decrease in cash and cash equivalents.

Cash and cash equivalents decreased $8.0 million, or 33.4 percent, to $15.9 million at December 31, 2013 from $23.9 million at December 31, 2012, primarily due to $462.2 million in cash used to originate loans, $210.0 million in cash used to purchase investment securities available for sale, $17.0 million in cash used to repay other borrowings, and $10.0 million in cash used to purchase bank-owned life insurance during the year ended December 31, 2013. These decreases were partially offset by $309.8 million in cash received from loan principal repayments, a $155.0 million net increase in Federal Home Loan Bank advances, $101.7 million in proceeds from principal repayments and maturities of securities, $65.9 million in proceeds from the sales of loans, and $46.2 million in proceeds from the sales of securities available for sale.

Loans held for sale decreased $7.3 million, or 82.9 percent to $1.5 million at December 31, 2013 from $8.8 million at December 31, 2012, primarily due to sales of loans held for sale of $64.6 million, partially offset by originations of loans held for sale of $57.3 million.

Securities classified as available for sale increased $46.9 million, or 12.2 percent, to $430.8 million at December 31, 2013 from $383.9 million at December 31, 2012. The increase in securities classified as available for sale is primarily attributable to purchases of securities available for sale of $210.0 million during the year ended December 31, 2013, partially offset by decreases due to principal repayments and maturities of $101.7 million, the sales of securities available for sale of $44.5 million, a decrease in unrealized gains of $13.7 million, and the amortization of net premiums on investments of $3.2 million.

Loans, net of the allowance for loan losses and deferred fees and discounts, increased $89.6 million, or 12.2 percent, to $824.9 million at December 31, 2013 from $735.3 million at December 31, 2012. The increase in loans included a $45.6 million increase in consumer loans, a $21.8 million increase in commercial real estate loans, a $7.2 million increase in residential real estate loans, a $7.4 million increase in real estate construction loans, and a $5.9 million increase in commercial business loans.

Bank-owned life insurance increased $11.4 million, or 35.5 percent, to $43.6 million at December 31, 2013 from $32.2 million at December 31, 2012, primarily due to the purchase of an additional $10.0 million of life insurance policies on certain key employees during the year ended December 31, 2013.

Deposits decreased $2.7 million, or 0.3 percent, to $813.6 million at December 31, 2013 from $816.3 million at December 31, 2012. The decrease was primarily due to a $23.8 million decrease in certificates of deposit, partially offset by increases in demand deposits of $17.6 million and money market deposits of $4.4 million. The decrease in certificates of deposit was primarily due to certificates of deposit that matured and were not renewed. The increase in demand deposits and money market deposits was primarily related to growth in commercial deposits. Increased sales of a cash sweep product also contributed to the increase in money market deposits.

Federal Home Loan Bank advances increased $155.0 million, or 74.9 percent, to $362.0 million at December 31, 2013 from $207.0 million at December 31, 2012. The increase in Federal Home Loan Bank advances was attributable to advances of $410.0 million, partially offset by scheduled maturities of $255.0 million during the year ended December 31, 2013. Other borrowings decreased $17.0 million, or 89.5 percent, to $2.0 million at December 31, 2013 from $19.0 million at December 31, 2012, primarily due to an $11.0 million decrease in overnight borrowings and the maturity and repayment of repurchase agreements totaling $6.0 million that occurred in January 2013.

Stockholders’ equity increased $1.5 million, or 0.8 percent, to $207.1 million at December 31, 2013 from $205.6 million at December 31, 2012. The increase in stockholders’ equity was primarily due to increases resulting from net income of $6.4 million, share-based compensation expense of $1.8 million, and ESOP compensation expense of $893,000 during the year ended December 31, 2013. These increases were partially offset by other comprehensive losses resulting primarily from a decrease in unrealized gains on available for sale securities of $13.8 million ($9.1 million after tax).

Asset Quality as of December 31, 2013 Compared with December 31, 2012

Non-performing assets decreased $7.6 million, or 58.8 percent, to $5.4 million, or 0.39 percent of total assets, as of December 31, 2013, from $13.0 million, or 1.04 percent of total assets, as of December 31, 2012, primarily due to decreases of

$4.6 million in other real estate owned and $3.5 million in non-performing loans. The decrease in other real estate owned resulted primarily from sales of other real estate owned properties totaling $4.5 million during the year ended December 31, 2013. The decrease in non-performing loans was primarily attributable to the repayment of a non-performing commercial real estate loan in July 2013 with a balance of $3.6 million at December 31, 2012.

Operating Results for the Three Months Ended December 31, 2013 Compared with the Three Months Ended December 31, 2012

Net income increased $465,000, or 40.1 percent, to $1.6 million, or $0.15 per diluted share, for the quarter ended December 31, 2013 from $1.2 million, or $0.11 per diluted share, for the quarter ended December 31, 2012.

Net interest income increased $1.3 million, or 13.8 percent, to $10.6 million for the quarter ended December 31, 2013 from $9.3 million for the quarter ended December 31, 2012. Total interest income increased $831,000, or 7.2 percent, to $12.4 million for the quarter ended December 31, 2013 from $11.6 million for the quarter ended December 31, 2012, primarily due to a 13.3 percent increase in the average balance of interest-earning assets, partially offset by a 21 basis point decrease in the average yield on interest-earning assets. Total interest expense decreased $453,000, or 20.3 percent, to $1.8 million for the three months ended December 31, 2013 from $2.2 million for the three months ended December 31, 2012, primarily due to a 26 basis point decrease in the average rate paid on interest-bearing liabilities, partially offset by a 13.6 percent increase in the average balance of interest-bearing liabilities.

We recorded a provision for loan losses of $450,000 for the quarter ended December 31, 2013 while no provision was recorded for the quarter ended December 31, 2012. The provision for loan losses is charged to operations to bring the allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the loan portfolio. The increase in the provision for loan losses was primarily due to growth in the loan portfolio. Total loans receivable increased $87.9 million, or 11.9 percent, to $827.0 million at December 31, 2013 from $739.1 million at December 31, 2012. Impaired loans decreased $7.4 million, or 36.5 percent, to $13.0 million at December 31, 2013 from $20.4 million at December 31, 2012. Non-performing loans totaled $4.3 million, or 0.53 percent of total loans at December 31, 2013, compared to $7.9 million, or 1.06 percent of total loans, at December 31, 2012. The allowance for loan losses as a percentage of non-performing loans increased to 148.37 percent at December 31, 2013 from 87.81 percent at December 31, 2012. The allowance for loan losses to total loans receivable ratio decreased to 0.78 percent at December 31, 2013 from 0.93 percent at December 31, 2012.

Noninterest income decreased $940,000, or 22.1 percent, to $3.3 million for the quarter ended December 31, 2013 from $4.3 million for the quarter ended December 31, 2012, primarily due to a decrease in net gains on sales of loans of $1.1 million resulting primarily from a decrease in the volume of loans sold to 73 loans sold in the fourth quarter of 2013 from 131 loans sold in the fourth quarter of 2012.

Noninterest expense decreased $667,000, or 5.7 percent, to $11.1 million for the quarter ended December 31, 2013 from $11.7 million for the quarter ended December 31, 2012, primarily due to decreases in net loss on write-down of other real estate owned of $256,000 and professional and outside services expense of $249,000. No write-downs of other real estate owned properties to their current fair value less estimated costs to sell were required to be recorded during the quarter ended December 31, 2013, compared to a total of $256,000 in write-downs during the quarter ended December 31, 2012. The decrease in professional and outside services expense resulted primarily from costs incurred in association with the enhancement of our electronic banking capabilities in the fourth quarter of 2012.

Operating Results for the Year Ended December 31, 2013 Compared with the Year Ended December 31, 2012

Net income increased $729,000, or 12.8 percent, to $6.4 million, or $0.61 per diluted share, for the year ended December 31, 2013 from $5.7 million, or $0.55 per diluted share, for the year ended December 31, 2012.

Net interest income increased $1.4 million, or 3.7 percent, to $40.6 million for the year ended December 31, 2013 from $39.2 million for the year ended December 31, 2012, primarily due to decreases in the average balances and the average rates on interest-bearing liabilities and an increase in the average balances of interest-earning assets, partially offset by a decrease in the average yield on interest-earning assets. Total interest income decreased $1.7 million, or 3.5 percent, to $48.3 million for the year ended December 31, 2013 from $50.0 million for the year ended December 31, 2012, primarily due to a 28 basis point decrease in the yield on interest earning assets, partially offset by $1.3 million in interest income recognized upon payoff in July 2013 of a loan that had been on nonaccrual status and a 0.8 percent increase in the average balances of interest-earning assets. Total interest expense decreased $3.2 million, or 29.6 percent, to $7.6 million for the year ended December 31, 2013 from $10.8 million for the year ended December 31, 2012, primarily due to a 30 basis point decrease in the average rate paid on interest-bearing liabilities.

The provision for loan losses increased $300,000, or 15.4 percent, to $2.3 million for the year ended December 31, 2013 from $2.0 million for the year ended December 31, 2012. The provision for loan losses is charged to operations to bring the allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the loan portfolio. The increase in the provision for loan losses was primarily due to growth in the loan portfolio. Total loans receivable increased $87.9 million, or 11.9 percent, to $827.0 million at December 31, 2013 from $739.1 million at December 31, 2012. Impaired loans decreased $7.4 million, or 36.5 percent, to $13.0 million at December 31, 2013 from $20.4 million at December 31, 2012. Non-performing loans totaled $4.3 million, or 0.53 percent of total loans at December 31, 2013, compared to $7.9 million, or 1.06 percent of total loans, at December 31, 2012. The allowance for loan losses as a percentage of non-performing loans increased to 148.37 percent at December 31, 2013 from 87.81 percent at December 31, 2012. The allowance for loan losses to total loans receivable ratio decreased to 0.78 percent at December 31, 2013 from 0.93 percent at December 31, 2012.

Noninterest income increased $574,000, or 3.6 percent, to $16.4 million for the year ended December 31, 2013 from $15.8 million for the year ended December 31, 2012, primarily due to increases in gains on sales of securities available for sale of $841,000, gains on sales of premises and equipment of $320,000, increase in the cash surrender value of bank-owned life insurance of $256,000, and service charges and other fees of $194,000, partially offset by a decrease in gains on sales of loans of $1.4 million. The increase in gains on sales of investment securities is attributable to sales of $44.5 million of investment securities for a gain of $1.7 million in the year ended December 31, 2013, while $59.6 million of investment securities were sold for a gain of $860,000 during the year ended December 31, 2012. The increase in gains on sales of premises and equipment resulted primarily from a $344,000 gain recognized on the sale of land adjacent to one of our branch locations during the year ended December 31, 2013. The improvement in the increase in cash surrender value of bank-owned life insurance was primarily due to the purchase of an additional $10.0 million of life insurance policies during the year ended December 31, 2013. The increase in service charges and other fees was due primarily to a decrease in mortgage servicing rights impairment of $372,000 during the year ended December 31, 2013 compared to the prior year. The decrease in gains on sales of loans resulted primarily from less favorable pricing on loans sold due to rising interest rates in the year ended December 31, 2013 compared to the year ended December 31, 2012.

Noninterest expense increased $540,000, or 1.2 percent, to $45.0 million for the year ended December 31, 2013 from $44.4 million for the year ended December 31, 2012. Increases in salaries and benefits expense of $1.4 million and software and equipment maintenance expense of $347,000 were partially offset by a decrease in the net loss on write-down of other real estate owned of $802,000. The increase in salaries and benefits expense was due primarily to an $855,000 increase in health insurance expense due to unfavorable medical claims experience, a $391,000 increase in salaries expense primarily due to $599,000 in severance expenses related to a reduction in force partially offset by a decrease in expense related to the reduction in headcount, and a $326,000 increase in equity incentive plan expenses. The increase in software and equipment maintenance expense resulted primarily from the addition of new software related to our enhanced E-banking and mobile banking services as well as higher costs on renewals of existing maintenance contracts. The decrease in the net loss on write-down of other real estate owned expense was primarily attributable to write-downs of other real estate owned properties to their current fair value less estimated costs to sell totaling $227,000 during the year ended December 31, 2013, compared to a total of $1.0 million in write-downs during the year ended December 31, 2012.

About OmniAmerican Bancorp, Inc.
OmniAmerican Bancorp, Inc. is traded on the NASDAQ Global Select Market under the symbol “OABC” and is the holding company for OmniAmerican Bank, a full-service financial institution headquartered in Fort Worth, Texas. OmniAmerican Bank operates 14 full-service branches in the Dallas/Fort Worth Metroplex and offers a full array of business/commercial services as well as consumer products and services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican Bank had $1.39 billion in assets at December 31, 2013 and is proud to provide the highest level of personal service. Additional information is available at www.OmniAmerican.com.

Cautionary Statement About Forward-Looking Information
This news release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “may,” and words of similar meaning. These forward-looking statements include, but are not limited to, statements of our goals, intentions, and expectations; statements regarding our business plans, prospects, growth, and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate acquired entities, if any; changes in consumer spending, borrowing, and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, and the Public Company Accounting Oversight Board; inability of borrowers and/or third-party providers to perform their obligations to us; the effect of developments in the secondary market affecting our loan pricing; changes in our organization, compensation, and benefit plans; changes in our financial condition or results of operations that reduce capital available to pay dividends; changes in the financial condition or future prospects of issuers of securities that we own; changes resulting from intense compliance and regulatory costs associated with the Dodd-Frank Wall Street Reform and Consumer Protection Act; and changes in our regulatory capital resulting from compliance with the final Basel III capital rules.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)

	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$15,880	$23,853
Investments:
Securities available for sale at fair value	430,775	383,909
Other	19,782	12,867
Loans held for sale	1,509	8,829

Loans, net of deferred fees and discounts	831,326	742,171
Less allowance for loan losses	(6,445)	(6,900)
Loans, net	824,881	735,271
Premises and equipment, net	41,512	43,126
Bank-owned life insurance	43,606	32,183
Other real estate owned	177	4,769
Mortgage servicing rights	1,473	1,009
Deferred tax asset, net	4,066	1,039
Accrued interest receivable	3,447	3,340
Other assets	4,205	7,154
Total assets	$1,391,313	$1,257,349

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$58,071	$47,331
Interest-bearing	755,503	768,971
Total deposits	813,574	816,302

Federal Home Loan Bank advances	362,000	207,000
Other borrowings	2,000	19,000
Accrued expenses and other liabilities	6,597	9,469
Total liabilities	1,184,171	1,051,771

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized; 11,451,596 shares issued and outstanding at December 31 2013 and 11,444,800 shares issued and outstanding at December 31, 2012	115	114
Additional paid-in capital	109,250	106,684
Unallocated Employee Stock Ownership Plan (“ESOP”) shares	(7,999)	(8,379)
Retained earnings	108,304	101,877
Accumulated other comprehensive (loss) income	(2,528)	5,282
Total stockholders’ equity	207,142	205,578
Total liabilities and stockholders’ equity	$1,391,313	$1,257,349

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Interest income:
Loans, including fees	$9,764	$9,222	$39,027	$38,361
Securities — taxable	2,624	2,336	9,237	11,667
Securities — nontaxable	1	—	2	—
Total interest income	12,389	11,558	48,266	50,028
Interest expense:
Deposits	1,043	1,500	5,071	6,281
Borrowed funds	736	732	2,568	4,563
Total interest expense	1,779	2,232	7,639	10,844
Net interest income	10,610	9,326	40,627	39,184
Provision for loan losses	450	—	2,250	1,950
Net interest income after provision for loan losses	10,160	9,326	38,377	37,234
Noninterest income:
Service charges and other fees	2,327	2,387	9,122	8,928
Net gains on sales of loans	83	1,180	1,510	2,941
Net gains on sales of securities available for sale	—	—	1,701	860
Net (losses) gains on sales of premises and equipment	(32)	(8)	312	(8)
Net gains (losses) on sales of repossessed assets	17	(41)	34	(106)
Commissions	400	273	1,467	1,353
Increase in cash surrender value of bank-owned life insurance	372	313	1,423	1,167
Other income	150	153	790	650
Total noninterest income	3,317	4,257	16,359	15,785
Noninterest expense:
Salaries and benefits	6,542	6,374	25,984	24,600
Software and equipment maintenance	661	574	2,686	2,339
Depreciation of furniture, software, and equipment	332	419	1,554	1,740
FDIC insurance	179	195	701	830
Net loss on write-down of other real estate owned	—	256	227	1,029
Real estate owned expense (income)	48	75	(16)	210
Service fees	142	129	515	482
Communications costs	284	268	1,015	1,074
Other operations expense	681	835	3,022	3,131
Occupancy	874	890	3,758	3,808
Professional and outside services	1,048	1,297	4,233	4,216
Loan servicing	73	152	586	357
Marketing	198	265	718	627
Total noninterest expense	11,062	11,729	44,983	44,443
Income before income tax expense	2,415	1,854	9,753	8,576
Income tax expense	791	695	3,326	2,878
Net income	$1,624	$1,159	$6,427	$5,698

Earnings per share:
Basic	$0.16	$0.11	$0.62	$0.55
Diluted	$0.15	$0.11	$0.61	$0.55

OmniAmerican Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Ratios and Other Data (Unaudited)
(Dollars in thousands, except per share data)

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Share Data:
Total shares outstanding at period end	11,451,596	11,464,131	11,452,552	11,443,704	11,444,800
Weighted average shares outstanding — Basic	10,464,009	10,447,002	10,376,689	10,358,984	10,349,386
Weighted average shares outstanding — Diluted	10,564,641	10,559,323	10,525,558	10,530,373	10,467,533
Basic earnings per share	$0.16	$0.21	$0.06	$0.19	$0.11
Diluted earnings per share	$0.15	$0.21	$0.06	$0.18	$0.11
Book value per share	$18.09	$18.00	$17.67	$18.01	$17.96

Performance Ratios:
Return on average assets (1)	0.46%	0.64%	0.21%	0.61%	0.36%
Return on average equity (1)	3.12%	4.31%	1.30%	3.75%	2.25%
Noninterest expense to average total assets (1)	3.11%	3.46%	3.32%	3.59%	3.69%
Efficiency ratio (2)	79.43%	77.20%	83.55%	76.30%	86.35%

Selected Balance Sheet Data:
Equity to total assets	14.89%	14.24%	15.38%	16.14%	16.35%

Capital Ratios:(3)
Total capital (to risk-weighted assets)	23.41%	22.29%	23.88%	25.22%	25.47%
Tier I capital (to risk-weighted assets)	22.66%	21.54%	23.03%	24.32%	24.56%
Tier I capital (to total assets)	14.86%	14.13%	15.29%	15.64%	15.67%

Asset Quality Ratios:
Non-performing assets to total assets	0.39%	0.50%	1.03%	1.04%	1.04%
Non-performing loans to total loans	0.53%	0.69%	1.12%	1.13%	1.06%
Allowance for loan losses to non-performing loans	148.37%	112.70%	78.41%	82.49%	87.81%
Allowance for loan losses to total loans	0.78%	0.77%	0.88%	0.93%	0.93%
Net charge-offs to average loans outstanding (1)	0.33%	0.28%	0.49%	0.26%	0.22%

_______________________
(1) Annualized.
(2) The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(3) Without giving effect to the final Basel III capital rules that apply to reporting periods beginning after January 1, 2015.

OmniAmerican Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Ratios and Other Data (Unaudited)
(Dollars in thousands, except per share data)

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Average Balances:
Loans	$852,202	$842,492	$771,460	$746,674	$743,417
Securities	444,195	403,988	391,626	391,258	390,761
Other interest-earning assets	24,646	20,912	15,810	17,523	32,323
Total interest-earning assets	$1,321,043	$1,267,392	$1,178,896	$1,155,455	$1,166,501
Deposits:
Interest-bearing demand	$142,375	$140,172	$142,766	$137,507	$134,784
Savings and money market	338,961	334,025	332,483	332,490	334,297
Certificates of deposit	270,949	276,817	288,778	293,204	295,271
FHLB advances and other borrowings	394,322	352,634	254,437	233,331	244,927
Total interest-bearing liabilities	$1,146,607	$1,103,648	$1,018,464	$996,532	$1,009,279

Yields/Rates (1):
Loans (2)	4.58%	5.27%	4.80%	4.77%	4.96%
Securities	2.34%	2.29%	2.14%	2.19%	2.36%
Other interest-earning assets	0.39%	0.36%	0.43%	0.50%	0.41%
Total interest-earning assets (2)	3.75%	4.24%	3.86%	3.83%	3.96%
Deposits:
Interest-bearing demand	0.06%	0.06%	0.07%	0.09%	0.09%
Savings and money market	0.17%	0.17%	0.17%	0.18%	0.19%
Certificates of deposit	1.29%	1.47%	1.69%	1.74%	1.78%
FHLB advances and other borrowings	0.75%	0.73%	0.89%	1.07%	1.20%
Total interest-bearing liabilities	0.62%	0.66%	0.77%	0.83%	0.88%

Other Data:
Interest rate spread (2) (3)	3.13%	3.58%	3.09%	3.00%	3.08%
Net interest margin (2) (4)	3.21%	3.66%	3.20%	3.11%	3.20%

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(1) Annualized.
(2) Yields on loans and total interest-earning assets, the interest rate spread and the net interest margin include the effects of $1.3 million of non-accrual interest income recorded during the quarter ended September 30, 2013. The yields on loans and total interest-earning assets would have been 4.68% and 3.84%, respectively, excluding this non-accrual interest income. In addition, the interest rate spread would have been 3.18% and the net interest margin would have been 3.27%.

(3) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.
(4) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.